Exhibit 99.1

EAGLE FOOD CENTERS

P.O. Box 6700, Rock Island, Illinois 61204-6700
Executive Offices & Distribution Center
Route 67 & Knoxville Road, Milan, Illinois 61264
Telephone: 309-787-7700/Fax: 309-787-7895

Contact:	Anita-Marie Laurie
Romelia Martinez
Sitrick and Company
310-788-2850

Eagle Food Centers, Inc. to Close Four Underperforming Stores

Sale Process for Stores Continues;

Bid Deadline Extended to August 8, 2003

                Milan, Illinois — July 25, 2003 — Eagle Food Centers, Inc., which owns and operates supermarkets in Illinois and Iowa, announced today that it will close four underperforming stores in Princeton and Davenport.  As part of its store evaluation and ongoing restructuring plan, the Company concluded that the best course of action for these four stores would be closure.

                The store in Princeton, Illinois will close on August 26, 2003 and the three stores in Davenport, Iowa will close on September 2, 2003.

                “Eagle continues to market the stores for sale and looks forward to optimizing the outcome for all of its constituencies.  To date we have not received bids on these particular locations and felt it was necessary to close these stores given their poor performance,” said Eagle Chairman, Chief Executive Officer and President Robert J. Kelly.

The deadline for submitting bids in the competitive bid process being conducted under section 363 of the U.S. Bankruptcy Code has been extended to August 8, 2003.  The Company operates 51 Eagle Country Markets in Iowa and Illinois.

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This press release includes statements that constitute “forward-looking” statements.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward looking statements involve risks and uncertainties that could render them materially different, including, but not limited to, acceptance of the Company's products in the marketplace, the effect of economic conditions, the impact of current and additional competitive stores and pricing, availability and costs of inventory, employee costs and availability, the rate of technology change, the cost and uncertain outcomes of pending and unforeseen litigation including the Second Bankruptcy Case, the availability and cost of capital including the continued availability of capital under the DIP financing, supply constraints or difficulties, the effect of the Company's accounting policies, the effect of regulatory and legal developments and other risks detailed in the Company's Securities and Exchange Commission filings or in material incorporated therein by reference.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company's various prepetition liabilities and common stock.  No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies.  Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.